Exhibit (d)(52)

AMENDED AND RESTATED
EXPENSE REIMBURSEMENT AGREEMENT
FOR THE TIAA-CREF FUNDS

          This Agreement is entered into effective as of September 21, 2012, by and between TIAA-CREF Funds (the “Trust”), a Delaware statutory trust, and Teachers Advisors, Inc. (“Advisors”), a Delaware corporation.

          WHEREAS, the Trust is an open-end diversified management investment company currently consisting of various investment portfolios, each with up to four classes (collectively, the “Funds”).

          WHEREAS, Advisors and the Trust have entered into an Amended and Restated Investment Management Agreement, dated January 2, 2012 (the “Investment Management Agreement”), providing for investment management services to be provided by Advisors to the Funds for an investment management fee; and

          WHEREAS, with respect to Retirement, Retail, Institutional and Premier Class shares, the parties hereto wish to lessen the impact of the total expenses of the Funds (collectively, the “Total Expenses”); and

          WHEREAS, the parties wish to amend and restate the pre-existing version of this Agreement to provide for a termination date for the Trust’s newly-established Social Choice Bond Fund;

          NOW, THEREFORE, the parties do hereby agree as follows:
Term of Agreement. This Agreement shall commence as of September 21, 2012. This Agreement shall continue in force per the paragraphs below unless earlier terminated by written agreement of the parties hereto.

This Agreement shall continue in force until the close of business on September 30, 2012 for the Managed Allocation, Lifecycle Retirement Income, Lifecycle 2010, Lifecycle 2015, Lifecycle 2020, Lifecycle 2025, Lifecycle 2030, Lifecycle 2035, Lifecycle 2040, Lifecycle 2045, Lifecycle 2050, Lifecycle 2055, Lifecycle Index Retirement Income, Lifecycle Index 2010, Lifecycle Index 2015, Lifecycle Index 2020, Lifecycle Index 2025, Lifecycle Index 2030, Lifecycle Index 2035, Lifecycle Index 2040, Lifecycle Index 2045, Lifecycle Index 2050 and Lifecycle Index 2055 Funds.

This Agreement shall continue in force until the close of business on December 31, 2012 for the Lifestyle Income Fund, Lifestyle Conservative Fund, Lifestyle Moderate Fund, Lifestyle Growth Fund and Lifestyle Aggressive Growth Fund.

This Agreement shall continue in force until the close of business on February 28, 2013 with respect to the following Funds: Growth & Income, International Equity, Emerging Markets Equity, Large-Cap Growth, Large-Cap Value, Mid-Cap Growth, Mid-Cap Value, Small-Cap Equity, Large-Cap Growth Index, Large-Cap Value Index, Equity Index, S&P 500, Small-Cap Blend Index, International Equity Index, Emerging Markets Equity Index, Enhanced International Equity Index, Enhanced Large-Cap Growth Index, Enhanced Large-Cap Value Index, Social Choice Equity and Global Natural Resources Funds.

This Agreement shall continue in force until the close of business on July 31, 2013 for the Real Estate Securities, Bond, Bond Plus, High-Yield, Tax-Exempt Bond, Inflation-Linked Bond, Short-Term Bond, Bond Index and Money Market Funds.

This Agreement shall continue in force until the close of business on October 31, 2013 for the Social Choice Bond Fund.

1.

Reimbursement of Expenses of the Funds. Advisors hereby agrees to reimburse the Funds for the Total Expenses of the Funds that exceed, on an annual basis, the percentages of average daily net assets set forth on Exhibit A. Total Expenses under this Agreement shall not be construed to include interest, taxes, brokerage commissions or other transactional expenses, Acquired Fund Fees and Expenses (as defined in the Securities and Exchange Commission’s Form N-1A) or any Extraordinary Expenses incurred by a Fund. Extraordinary Expenses shall include, but not be limited to: litigation costs and claims and other expenses not incurred in the ordinary course of a Fund’s business.

2.

Amount and Frequency of Reimbursements. The amount of reimbursement, if any, for each Fund shall be determined monthly. The frequency of such reimbursements shall be made from time to time as agreed upon between the Trust and Advisors.

3.	Assignment and Modification. This Agreement may be modified or assigned only by a writing signed by all of the parties.

4.	Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first written above.

Teachers Advisors, Inc.

By:
Title:

TIAA-CREF Funds, on behalf of each of the Funds

By:
Title:

EXHIBIT A

	Inst Cl	Rtmt Cl	Retail Cl	Premier Cl

Growth & Income Fund	0.52%	0.77%	0.91%	0.67%

International Equity Fund	0.60%	0.85%	0.99%	0.75%

Emerging Markets Equity Fund	0.95%	1.20%	1.34%	1.10%

Large-Cap Growth Fund	0.52%	0.77%	0.91%	0.67%

Large-Cap Value Fund	0.52%	0.77%	0.91%	0.67%

Mid-Cap Growth Fund	0.55%	0.80%	0.94%	0.70%

Mid-Cap Value Fund	0.55%	0.80%	0.94%	0.70%

Small-Cap Equity Fund	0.55%	0.80%	0.94%	0.70%

Large-Cap Growth Index Fund	0.09%	0.34%	N/A	N/A

Large-Cap Value Index Fund	0.09%	0.34%	N/A	N/A

Equity Index Fund	0.09%	0.34%	0.48%	0.24%

S&P 500 Index Fund	0.09%	0.34%	N/A	N/A

Small-Cap Blend Index Fund	0.09%	0.34%	N/A	N/A

International Equity Index Fund	0.15%	0.40%	N/A	0.30%

Emerging Markets Equity Index Fund	0.25%	0.50%	0.64%	0.40%

Social Choice Equity Fund	0.22%	0.47%	0.61%	0.37%

Real Estate Securities Fund	0.57%	0.82%	0.96%	0.72%

Global Natural Resources Fund	0.75%	1.00%	1.14%	0.90%

Managed Allocation Fund	0.00%	0.25%	0.25%	N/A

Bond Fund	0.35%	0.60%	0.70%	0.50%

Bond Plus Fund	0.35%	0.60%	0.70%	0.50%

Bond Index Fund	0.13%	0.38%	0.48%	0.28%

Short-Term Bond Fund	0.30%	0.55%	0.65%	0.45%

High-Yield Fund	0.40%	0.65%	0.75%	0.55%

Tax-Exempt Bond Fund	0.35%	N/A	0.70%	N/A

Inflation-Linked Bond Fund	0.35%	0.60%	0.70%	0.50%

Social Choice Bond Fund	0.40%	0.65%	0.75%	0.55%

Money Market Fund	0.15%	0.40%	0.50%	0.30%

Enhanced Large-Cap Growth Index Fund	0.40%	N/A	N/A	N/A

Enhanced Large-Cap Value Index Fund	0.40%	N/A	N/A	N/A

Enhanced International Equity Index Fund	0.55%	N/A	N/A	N/A

Lifecycle 2010 Fund	0.00%	0.25%	N/A	0.15%

Lifecycle 2015 Fund	0.00%	0.25%	N/A	0.15%

Lifecycle 2020 Fund	0.00%	0.25%	N/A	0.15%

Lifecycle 2025 Fund	0.00%	0.25%	N/A	0.15%

Lifecycle 2030 Fund	0.00%	0.25%	N/A	0.15%

Lifecycle 2035 Fund	0.00%	0.25%	N/A	0.15%

Lifecycle 2040 Fund	0.00%	0.25%	N/A	0.15%

Lifecycle 2045 Fund	0.00%	0.25%	N/A	0.15%

Lifecycle 2050 Fund	0.00%	0.25%	N/A	0.15%

Lifecycle 2055 Fund	0.00%	0.25%	N/A	0.15%

Lifecycle Retirement Income Fund	0.00%	0.25%	0.25%	0.15%

Lifecycle Index 2010 Fund	0.10%	0.35%	N/A	0.25%

Lifecycle Index 2015 Fund	0.10%	0.35%	N/A	0.25%

Lifecycle Index 2020 Fund	0.10%	0.35%	N/A	0.25%

Lifecycle Index 2025 Fund	0.10%	0.35%	N/A	0.25%

Lifecycle Index 2030 Fund	0.10%	0.35%	N/A	0.25%

Lifecycle Index 2035 Fund	0.10%	0.35%	N/A	0.25%

Lifecycle Index 2040	0.10%	0.35%	N/A	0.25%

Fund

Lifecycle Index 2045 Fund	0.10%	0.35%	N/A	0.25%

Lifecycle Index 2050 Fund	0.10%	0.35%	N/A	0.25%

Lifecycle Index 2055 Fund	0.10%	0.35%	N/A	0.25%

Lifecycle Index Retirement Income Fund	0.10%	0.35%	N/A	0.25%

Lifestyle Income Fund	0.10%	0.35%	0.49%	0.25%

Lifestyle Conservative Fund	0.10%	0.35%	0.49%	0.25%

Lifestyle Moderate Fund	0.10%	0.35%	0.49%	0.25%

Lifestyle Growth Fund	0.10%	0.35%	0.49%	0.25%

Lifestyle Aggressive Growth Fund	0.10%	0.35%	0.49%	0.25%